Exhibit 99.1

Valion Bio Receives Unsolicited Acquisition Interest in Velocity Bioworks; Weighs Strategic Options

Unsolicited Interest Reinforces Velocity's Strategic Value as Valion Bio Evaluates Opportunities to Advance Entolimod

SAN ANTONIO, TX / October 26, 2026 / ACCESS Newswire -- Valion Bio, Inc. (NASDAQ: VBIO) ("Valion" or the "Company"), a clinical-stage biopharmaceutical company developing biologics that activate innate immune pathways for cytoprotection and immune modulation, today announced that it has received unsolicited acquisition inquiries from independent third parties concerning its wholly owned contract development and manufacturing organization ("CDMO"), Velocity Bioworks ("Velocity"). The Company has entered into preliminary discussions with these interested parties while continuing to evaluate a range of strategic options for Velocity.

These discussions are consistent with the strategic priorities outlined in Valion's October 21, 2026 announcement, including advancing its lead biologic drug candidate, Entolimod, and other pipeline assets, building Velocity's commercial business, and evaluating strategic opportunities for the CDMO subsidiary.

"Our strategic review is focused on determining how best to maximize the potential of each asset," said Dean Zikria, Interim Chief Executive Officer of Valion. "The unsolicited interest in Velocity provides an opportunity to evaluate a range of strategic options, including a possible sale. Our priority remains identifying the path that best supports our development objectives and delivers long-term value to shareholders."

Velocity provides U.S.-based biologics development and manufacturing capabilities that support Valion's internal pipeline and are available to biotechnology companies advancing early-phase programs. Alongside these discussions, Valion continues to operate the subsidiary and pursue new customer relationships.

Valion has retained a nationally recognized investment banking firm to serve as financial advisor to its Board of Directors (“Board”) in evaluating a potential transaction. Management and the Board will consider the proposed valuation and terms, execution certainty, and potential net proceeds. In evaluating any potential transaction, a key priority for Valion will be retaining production rights and securing continued manufacturing capabilities for Entolimod and potentially other assets in the Company's development pipeline. Depending on its structure, a sale could provide additional capital for Entolimod's ongoing development and other corporate priorities while positioning Velocity for growth under new ownership.

Discussions remain preliminary, and Valion has not committed to a sale or any other specific transaction. There can be no assurance that these discussions will lead to a definitive agreement or a completed transaction on acceptable terms, or at all. The Company continues to evaluate the full range of strategic opportunities for Velocity and does not expect to provide further updates unless a definitive agreement is reached, or the Board determines that disclosure is appropriate or legally required.

About Valion Bio, Inc.

Valion Bio, Inc. (NASDAQ:VBIO) is developing biologics that activate innate immune pathways for cytoprotection and modulate immune responses in conditions driven by radiation, disease and immune dysregulation.

The Company’s lead candidate, Entolimod, is being developed as a potential medical countermeasure for Acute Radiation Syndrome (“ARS”) and has been evaluated in animal models under the U.S. Food and Drug Administration’s (“FDA”) Animal Rule, which allows the Agency to approve new drugs and biological products based on animal efficacy studies when human clinical trials are not ethical or feasible, such as in the case of acute radiation exposure. Entolimod is a novel Toll-like Receptor 5 agonist designed to activate NF-κB signaling pathways associated with cellular protection, tissue recovery and immune response. The product candidate has received Fast Track and Orphan Drug designations from the FDA. Valion holds an exclusive, worldwide license from Statera Biopharma to develop and commercialize Entolimod for ARS, radiation-induced neutropenia, and other indications.

Valion is also advancing Entolasta, a next-generation TLR5 agonist designed for potential use in broader therapeutic applications, including oncology supportive care. The Company’s pipeline includes potential programs in neutropenia and immune dysfunction.

Valion’s wholly owned subsidiary, Velocity Bioworks, is a biologics contract development and manufacturing organization providing development and manufacturing services to Valion to support its internal pipeline, with the objective of increasing manufacturing control, reducing costs, accelerating development timelines and strengthening domestic supply-chain security.

For more information, visit www.valionbio.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on Valion’s current expectations and are subject to inherent uncertainties, risks, and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Forward-looking statements in this press release include, among others, statements regarding: the timing and success of preclinical and clinical trials and study results, including the AFRRI/NIAID studies described herein; the development and regulatory advancement of Entolimod under the FDA Animal Rule; the timing and outcome of regulatory or government interactions; the initiation, design, timing and outcome of investigator-sponsored studies in neutropenia; the potential sale of Velocity; the development and potential applications of Entolasta; the ability of the Company to expand the TLR5 platform into oncology supportive care or other indications; and the Company’s ability to obtain additional capital and the continued listing of the Company’s common stock on the Nasdaq Capital Market. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. For a discussion of other risks and uncertainties, and other important factors, any of which could cause Valion’s actual results to differ from those contained in the forward-looking statements, see Valion’s filings with the SEC, including, its Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 30, 2026, under the heading “Risk Factors”; as well as the Company’s subsequent filings with the SEC. Forward-looking statements contained in this press release are made as of this date, and Valion undertakes no duty to update such information except as required by applicable law.

Investor and Media Contact
Stephen Kilmer
(646) 274-3580
stephen.kilmer@valionbio.com